Exhibit 10.10

SUMMARY OF DIRECTOR FEES

Each non-employee director of Centrue Financial Corporation earns $2,500 for every regularly scheduled board meeting and stockholder meeting attended and $500 for each committee meeting attended. Additionally, each non-employee director earns $1,000 for each ad hoc and telephonic board meeting attended, and $1,000 for each loan committee meeting attended. The Chairman of the Board receives a retainer of $18,750 per calendar quarter, and the Chairman of the Audit Committee receives a retainer of $10,000 per calendar quarter. After each annual meeting of stockholders, each non-employee director also receives options to purchase 5,000 shares of common stock pursuant to the 2003 Stock Incentive Plan. Each non-employee director also earns $2,000 for each Centrue Bank board meeting attended and $500 for each committee meeting attended.

Pursuant to the Centrue Financial Corporation Non-Employee Directors’ Deferred Fee Plan, a director may elect to receive his or her director fees either in cash on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such director’s service on the board or age sixty-five (65). Amounts deferred are converted into phantom stock units with each such unit representing a share of our common stock plus dividends. Distributions of amounts credited under the director’s account may be made in shares of our common stock or, at the election of the participating director, in cash.